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EXHIBIT 1A-11

CONSENT OF INDEPENDENT AUDITORS

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1A-11-1

Acknowledgment of Independent Registered Public Accounting Firm

We agree to the inclusion in this Regulation A Offering Circular on Form 1-A POS to be filed with the Securities and Exchange Commission of (a) our report dated June 10, 2020, with respect to the financial statements of Wiley Area Development, LLC as of December 31, 2019 and 2018 and for the years then ended, and (b) our report dated September 16, 2019, with respect to the financial statements of Wiley Area Development, LLC as of December 31, 2018 and 2017 and for the years then ended.

 Clark, Schaefer, Hackett & Co.

Dayton, Ohio

December 7, 2020

1A-11-2